Exhibit 10.48

[LETTERHEAD OF BANK PEKAO SA HEAD OFFICE]

To:	Carey Agri International-Poland Sp. z o.o. (“Borrower”)

Date:	12 November 2009

Dear Sirs,

Facility Agreement dated 21 December 2007 (as amended and restated on 24 February 2009)

We refer to the PLN 240,000,000 Facility Agreement (“Facility Agreement”) entered into on 21 December 2007 as amended and restated on 24 February 2009 and subsequently amended on 24 February 2009 between, among others, Carey Agri International-Poland Sp. z o.o. as borrower and Bank Polska Kasa Opieki S.A. as Agent, Security Agent and the Lender.

Unless defined in this letter or the context otherwise requires, a term defined in the Facility Agreement has the same meaning in this letter.

We have been provided with and have reviewed the documents and other information furnished to us by your sole shareholder Central European Distribution Corporation (“CEDC”) in respect of CEDC’s refinancing plans (the “Transaction Documents”), including: (i) a summary of the intended new high yield bond transaction (the “New Bond”); (ii) the sources and uses of funds to be raised by CEDC in a proposed equity offering and offering of the New Bonds; (iii) the intended funds flow and inter-company loans; (iv) the draft dated 11 November 2009 setting out the terms and conditions of the New Bond (the “Description of Notes”), which will form the basis for part of a new indenture (the “New Indenture”) as to which Deutsche Bank will be Trustee; (v) the summary description of the proposed transaction with affiliates of Lion Capital LLP (the “Russian Alcohol Transaction”) including the deferred payments to be made thereunder; and (vi) the draft dated 11 November 2009 of a proposed intercreditor agreement between us and the Trustee in respect of the security, and have had the opportunity to ask questions about the same with CEDC.

1.	CONSENT

1.1	We understand and agree that all of the security (the “Existing Security”) currently provided for our benefit in relation to the Facility Agreement (set out in Schedule 1 hereto) will, as a result of the transactions contemplated by the Transaction Documents, be provided for the benefit of the holders of the New Bonds and, consequently, we will share the benefit of the Existing Security with the holders of the New Bonds.

1.2	We agree for purposes of the Facility Agreement that no action contemplated to be taken in respect of the Transaction Documents, or otherwise related thereto, or any modification thereof that may be undertaken in connection therewith, including without limitation the New Indenture, New Bond and the Russian Alcohol Transaction, or the failure to take any action or complete any steps provided in the Facility Agreement in respect of the Transaction Documents or the satisfaction and discharge (and deposit of funds sufficient to redeem the existing high yield notes into trust in respect thereof) and the redemption of the existing high yield notes shall be in violation of, or constitute a Default or Event of Default under, the Facility Agreement.

1.3	We agree for purposes of the Facility Agreement that notwithstanding anything in the Facility Agreement to the contrary, no provision thereof shall limit or prohibit in any way any action or transaction taken or document entered into in respect of or relation to the Transaction Documents, no provision of the Facility Agreement shall require any person to take any action the result of which would be in violation of, or constitute a Default or Event of Default under, the Facility Agreement, and in the event of a conflict between the Facility Agreement and the New Indenture, we agree that the New Indenture shall control and shall take priority, provided however that the covenant set out in clause 21.2.2 (Consolidated Cover Ratio) of the Facility Agreement shall not be affected by the priority afforded to the New Indenture pursuant to this letter.

1.4	We agree for purposes of the Facility Agreement that we will take all steps reasonably necessary to effect the sharing of the Existing Security as contemplated hereby and in respect of the Transaction Documents and as more particularly described in the intercreditor agreement to be executed in connection with the closing of the transaction.

1.5	The consent referred to in this letter agreement is given on the following terms:

1.5.1	the Financial Indebtedness arising under the New Bond does not exceed $950,000,000; and

1.5.2	the Finance Parties under the Facility Agreement will, after giving effect to the actions and transactions contemplated hereby and by the Transaction Documents, be senior secured creditors on a pari passu basis with the holders of the New Bond, in the security listed in Schedule 1 hereto.

2.	UNDERTAKINGS

2.1	No Obligor shall engage in any negotiations or transactions to be entered into for the purpose of financing of any working capital needs with any institution without first notifying the Agent sufficiently in advance of the planned transaction and ensuring that the Agent has the right to match the best offer received by any Obligor from other institutions in respect of at least 60% of working capital needs of the Borrower’s Group.

2.2	Other than in connection with the transactions contemplated herein or as provided in paragraph 2.1 above, no Obligor shall engage in any negotiations or transactions to be entered into for the purpose of refinancing the Financial Indebtedness in respect of the Finance Documents, Bank Handlowy Facility Documents and BZWBK Facility Documents, or incurring any Financial Indebtedness to finance any other purposes, in each case where such refinancing of Financial Indebtedness is intended to be obtained from commercial banks, without first notifying the Agent sufficiently in advance of the planned transaction and ensuring that the Agent has the right to: (i) file the first offer in respect of such financing or refinancing and (ii) match the best offer in respect of such financing or refinancing received from other institutions.

2.3	The parties shall cooperate in good faith and do all acts and things reasonably necessary or desirable in order to release and replace the Existing Security (and if necessary the Guarantors’ grant of their obligations), consistent with the New Indenture and this letter.

2.4	The parties shall use their best efforts to execute the amended and restated agreement reflecting the provisions of this letter agreement as soon as reasonably possible after the final execution of the New Indenture, and in any case by 31 January 2010. The validity of the foregoing waivers and agreements in respect of the Facility Agreement and the Intercreditor Agreement shall not be affected whether or not such an amendment and restatement is entered into, provided that (a) in the event that the New Bonds are not issued prior to or on 31 January 2010 the foregoing waivers and agreements shall cease to be valid; and (b) in the event that Borrower notifies the Agent prior to 31 January 2010 that the New Bonds will not be issued then the foregoing waivers and agreements shall cease to be valid from the date that the Borrower notifies the Agent.

2.5	Pursuant to Clause 17.2 (Amendment Costs), in relation to the negotiation, preparation and execution of this letter agreement, any Transaction Document and the completion of the transactions herein contemplated (including the amendments to the Facility Agreement and the Existing Security and their registration with appropriate courts) the Lender shall be reimbursed by the Borrower for the amount of costs and expenses agreed in advance between the parties acting in good faith.

3.	CONSENT FEE

3.1	Within 5 Business Days of the date of execution of this letter, you shall pay a non-refundable fee to the Agent in the amount of PLN 50,000.

3.2	All payments to be made under this letter:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable, cleared funds to us;

(b)	shall be paid without (and free and clear of any deduction for) set-off or counter-claim and without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, you shall also and at the same time pay to us an amount equal to the amount of the VAT.

4.	FINANCE DOCUMENT

This letter is a Finance Document.

5.	NON - WAIVER

Nothing in this letter shall affect the rights of the Finance Parties in respect of the occurrence of any Default which is continuing and which has not been waived or which arises on or after the date of this letter except in respect of the matters addressed in paragraph 1 hereof.

6.	COUNTERPARTS

This letter agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy thereof.

7.	LAW

This letter agreement is governed by Polish law.

Yours faithfully

Agent

BANK POLSKA KASA OPIEKI S.A.

By:	/s/ Monika Karolak

/s/ Barbara Jarzembowska

We agree to the terms and conditions of this letter agreement.

Borrower for itself and each of the Obligors as Obligors’ Agent

CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O.

By:	/s/ William V. Carey

/s/ Prezes Zarzadu

SCHEDULE 1

Existing Security1

•	Registered pledge over 4,039,680 shares in Przedsiębiorstwo “Polmos” Białystok S.A.; and

•	Pledge over 100% of shares in Bols Hungary Kft.

[1]	Existing Security also contain rights to a submission to execution, which ease the enforcement of security under Polish law